Exhibit 10.1

Casella Waste Systems, Inc.

NON-EQUITY INCENTIVE PLAN

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to advance the interests of the Company and its stockholders and to motivate and retain executive officers of the Company and its Affiliates to achieve targeted levels of corporate, financial and strategic performance.

2.	DEFINITIONS

2.1. “Affiliate”shall mean any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any regulations thereunder, and any other business venture (including, without limitation, partnership, joint venture or limited liability company) in which the Company has a controlling interest as determined by the Board.

2.2. “Award” shall mean any amount granted to a Participant under the Plan.

2.3. “Board” shall mean the board of directors of the Company.

2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.5. “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder.

2.6. “Company” shall mean Casella Waste Systems, Inc., a Delaware corporation.

2.7. “Effective Date” means the effective date specified in Section 5.9.

2.8. “Eligible Employee” means an executive officer of the Company.

2.9. “Participant” shall mean a person selected to participate in the Plan pursuant to Article 3.

2.10. “Performance Measures” shall include but not be limited to one or more of the following performance measures, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: earnings before interest, taxes, depreciation, amortization, accretion and depletion of landfill operating lease obligations; earnings before interest and taxes; net cash provided by operating activities, cash flow or free cash flow; total shareholder return or relative total shareholder returns; economic value added; revenue or revenue growth; achievement of cost of operations or general and administration cost reduction goals; net income, earnings per share, or earnings per share growth; gross margin, earnings before interest, taxes, depreciation and amortization margin, or earnings before interest, taxes, depreciation, amortization, accretion and depletion of landfill operating lease obligations margin; achievement of balance sheet goals, such as debt reduction or working capital improvement; consolidated leverage ratio; and return on net assets, investment or equity. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) gains or losses on assets sales or divestiture transactions; (ii) development project charge write-offs; (iii) legal, contract or tax settlement costs; (iv) bargain purchase gains; (v) asset or goodwill impairment charges; (vi) environmental remediation charges; (vii) severance and reorganization costs; (viii) expenses from divestiture, acquisition and financing transactions; (ix) gains on the settlement of acquisition related contingent consideration; (x) fiscal year-end transition costs; (xi) proxy contest costs; (xii) losses on the abandonment or the closure and discontinuation of operations; (xiii) impairment of equity method investments; (xiv) gains or losses on the sale of equity method investments; (xv) gains or losses on debt extinguishment or modification; (xvi) gains or losses on derivatives deemed to be ineffective or terminated; (xvii) gains or losses on the disposition of discontinued operations; (xviii) fluctuations in foreign currency exchange rates; (xix) non-recurring or unusual gains or losses; (xx) the cumulative effects of changes in GAAP; and (xxi) such other factors as the Committee determines in its sole discretion. Such Performance Measures: (I) may vary by Participant and may be different for different Awards; or (II) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee.

2.11. “Performance Period” means the Company’s fiscal year or any other period selected by the Committee.

2.12. “Plan” means the Casella Waste Systems, Inc. Non-Equity Incentive Plan.

3.	ELIGIBILITY AND ADMINISTRATION

3.1. Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) determine the performance goals for Awards for each Participant in respect of each Performance Period based on the Performance Measures and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period; (v) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (vii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee may delegate any ministerial matters to officers or employees of the Company but may not delegate authority or responsibilities described in the preceding sentence except to the extent ministerial.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.

3.2. Eligibility. Participants in the Plan will be selected by the Committee from among the Eligible Employees of the Company and its Affiliates. If a person becomes eligible to participate in the Plan after the Committee has made its initial designation of Participants, such individual may become a Participant if so designated by the Committee.

4.	AWARDS

4.1. Performance Goals. The performance goals for determining the Award for each Participant for each Performance Period shall be established by the Committee and shall be based on attainment of specified levels of one or any combination of the Performance Measures.

4.2. Certification. At such time as it shall determine to be appropriate following the conclusion of each Performance Period, the Committee shall certify the amount of the Award for each Participant for such Performance Period.

4.3. Payment of Awards. The amount of the Award actually paid to a Participant shall be determined by the Committee in its sole discretion based upon the level of attainment of the performance goals for the Performance Period as determined in accordance with Section 4.1. The amount paid to a Participant may be less than or more than the amount otherwise payable to the Participant based on attainment of the performance goals. The amount of the Award determined by the Committee for a Performance Period shall be paid in the Committee’s discretion in cash or, to the extent permissible under a shareholder-approved stock plan of the Company, stock based awards under such plan. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends. Unless otherwise determined by the Committee or as otherwise set forth in an agreement between the Company and the Participant, a Participant must be employed by the Company or an Affiliate on the date on which any amount under the Plan is paid in order to be eligible to receive such payment.

4.4. Award Denomination and Amount. An Award may be denominated and computed based on a stated dollar amount, a percentage of the annual base salary of the Participant receiving such Award or a percentage of an annual bonus pool or Performance Measure established by the Committee subject to achievement of performance goals.

5.	MISCELLANEOUS

5.1. Term. The Plan will commence as of the Effective Date. The Plan shall continue in effect until terminated by the Committee. No Awards may be awarded under the Plan after its termination. Termination of the Plan shall not affect any Awards outstanding on the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.

5.2. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable.

5.3. Tax Withholding. Whenever payments under the Plan are to be made to a Participant, the Company or an Affiliate may withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

5.4. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

5.5. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.6. Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder will be construed as (i) giving any Participant the right to continue in the employ or service of the Company or any Affiliate, (ii) interfering in any way with the right of the Company or any Affiliate to terminate any Participant’s employment or service (or to demote or to exclude any Participant from future Awards under the Plan) at any time for any reason (subject to the terms and provisions of any employment or similar agreement with the Participant) or (iii) giving any Participant any claim or right to be granted any Award under the Plan or to be treated uniformly with other Participants and employees. Except as specifically provided by the Committee, the Company shall not be liable for the loss of any actual or potential payments related to an Award granted in the event of the termination of employment or service of any Participant. The Plan will not confer on any person other than the Company and the Participant any rights or remedies thereunder, except as expressly provided in the Plan.

5.7. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.8. Section 409A. Awards under the Plan are intended to be exempt from or to comply with Section 409A of the Code. To the extent that any Award under the Plan is subject to Section 409A of the Code, the Award shall be granted, paid or deferred, as applicable, in a manner that will comply with Section 409A of the Code, including Treasury Regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee.

Notwithstanding any of the foregoing, the Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the provisions thereof.

5.9. Effective Date of Plan. The Plan shall become effective on the date the Plan is approved by the Compensation Committee of the Board.